The Company has requested confidential treatment with respect to certain portions of this Agreement, which have been omitted, pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“TPC” AGREEMENT NO. 7720-488039

TECHNOLOGY PARTNERSHIPS CANADA

BATTLING BACTERIAL RESISTANCE IN INFECTIOUS DISEASE: IMPROVING HEALTH THROUGH THE COMMERCIALIZATION OF THE LIPOPEPTIDE DRUG MB1-2401

This Agreement made

Between:

HER MAJESTY THE QUEEN IN RIGHT OF CANADA

as represented by the Minister of Industry

(hereinafter referred to as “the Minister”)

And:

Migenix Inc., a corporation duly incorporated under the laws of British Colombia, having its head office located at 3650 Westbrook Mall, Vancouver, B.C. V6S 2L2

(hereinafter referred to as “the Proponent”)

WHEREAS in a context in which innovation is essential in an increasingly knowledge-based economy, the Minister is charged with the achievement of Canada’s objectives of increasing economic growth, creating jobs and wealth, and supporting sustainable development; and

WHEREAS the Technology Partnerships Canada (“TPC”) Program is specifically designed to promote the above objectives by means of strategically investing in research, development and innovation in order to encourage private sector investment, and so maintain and grow the technology base and technological capabilities of Canadian industry throughout the country; and

WHEREAS the Minister agrees to make a TPC investment in the Proponent’s project described in this Agreement, considering that:

i) the technology developed under this Project enhances Canadian’s capabilities in biotechnology;

ii) the Project assists the Government of Canada in pursuing its commercialization goals more readily;

iii) the Project strengthens the Greater Vancouver biotechnology cluster and enhances Canada’s position as a technologically advanced nation.

AND WHEREAS the entering into this Agreement is not contingent upon any export performance on the part of the Proponent.

NOW, THEREFORE, in consideration of their respective obligations set out below, the parties hereto agree as follows.

Article 1 - Deadline for receipt of signed agreement

1.1 This Agreement must be signed by the Proponent and received by the Minister on or before March 31, 2005, failing which it will be null and void.

Article 2 - Documents forming part of this Agreement

2.1 The following documents form an integral part of this Agreement:

These Articles of Agreement

Schedule 1 - TPC General Conditions

Schedule 2 - The Project

Schedule 3 - Claims and TPC Project Cost Principles

Schedule 4 - Contractual Benefits

Schedule 5 - Reporting Requirements

Schedule 6 - Project Fact Sheet for News release

2.2 In the event of conflict or inconsistency, the order of precedence amongst the documents forming part of this Agreement shall be:

These Articles of Agreement,

Schedule 1 - General Conditions

Schedule 2 - The Project

Other Schedules

Article 3 - The Proponent’s Obligations

3.1 The Proponent will carry out the “Battling Bacterial Resistance in Infectuous Disease: Improving Health Through the Commercialization of the Novel Lipopeptide Drug MBI- 2401" Project (“the Project”) as described in Schedule 2, will make claims in accordance with Schedule 3, will provide the benefits mentioned in Schedule 4, will issue the reports required under Schedule 5 and will fulfil all of its other obligations hereunder, in a diligent and professional manner using qualified personnel.

3.2 The Proponent shall ensure that the Project is completed on or before [****]

(“Project Completion Date”), unless otherwise agreed to in writing by the Minister.

Article 4 - The Contribution

4.1 Subject to all the other provisions of this Agreement, the Minister will make a

Contribution to the Proponent in respect of the Project, of the lesser of:

(a) 26 % of the Eligible Costs; and

(b) $ 9,265,620.

4.2 The Minister will not contribute to any Eligible Costs incurred by the Proponent prior to

December 3, 2003 nor after the Project Completion Date, unless otherwise agreed to in writing by the Minister.

Article 5 - Environmental Assessment

5.1 The Minister has assessed the Project under the Canadian Environmental Assessment Act and is satisfied that any potentially adverse environmental effects that may be caused by the Project are insignificant.

Article 6 - Other Government Assistance

6.1 The Proponent hereby acknowledges that, except for scientific research and experimental development tax credits, deductions or allowances, no other federal, provincial or municipal government financial assistance other than that described below has been requested or received by the Proponent for the Eligible Costs of the Project.

Federal

$ 0

Provincial

$ 0

Municipal

$ 0

Total

$ 0

6.2 The Proponent will inform the Minister promptly in writing of any other federal,

provincial or municipal government assistance (except for scientific research and experimental development tax credits, deductions or allowances) to be received for the

Eligible Costs of the Project and the Minister will have the right to reduce the

Contribution under this Agreement to the extent of any such assistance.

[****] This text has been redacted pursuant to a confidential treatment request made pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Article 7 - Addresses

7.1 Any notice to the Minister will be addressed to:

Director, Enabling Technologies

Technology Partnerships Canada

10th Floor

300 Slater Street

Ottawa, Ontario K1A 0C8

Fax No: (613) 954-9117

7.2 Any notice to the Proponent will be addressed to:

President and CEO

Migenix Inc.

3650 Westbrook Mall

Vancouver

British Colombia V6L 2L2

Fax No: (604) 221-9668

Article 8 - Special Conditions

8.1 Alternate Dispute Resolution

If a dispute arises concerning the application or interpretation of this Agreement, the parties will attempt to resolve the matter through good faith negotiation, and may, if necessary and the parties consent in writing, resolve the matter through mediation by a mutually acceptable mediator or arbitration in accordance with the Commercial Arbitration Code set out in the schedule to the Commercial Arbitration Act (Canada), and all regulations made pursuant to that Act.

8.2 Liquidated Damages Clause

8.2.1 If in accordance with Article 8.2 of the General Conditions (Schedule 1), the Minister declares that an event of default has occurred and directs the Proponent to transfer and deliver to the Minister, title to, possession of, and all rights of the Proponent in the Intellectual Property, then the Proponent shall immediately comply or as an alternative, the Proponent may offer to pay a settlement amount (“the Settlement Amount”), as determined by the formula in Article 8.2.2, and the Minister shall accept this offer.

8.2.2 The Settlement Amount shall be $30,396,000 which is approximately one and a half (1½) times the cumulative royalty payment amount of $20,264,000 referred to in Article A. 2.2 of Schedule 4.

If some repayments have already been made to the Minister under Section A (“the Payments to Minister”) of Schedule 4, the Settlement Amount shall be reduced by the repayments so paid by the Proponent. In the event that the total TPC contribution disbursed falls short of its maximum authorized amount of $9,265,620 million at no fault of the Proponent, the Settlement Amount shall be pro-rated downward to reflect the actual contribution made by the Minister.

8.2.3 The Settlement Amount due to the Minister under Article 8.2 shall be paid by the Proponent within thirty (30) days of the Minister directing the Proponent to transfer and deliver to the Minister, title to, possession of, and all rights of the Proponent in the Intellectual Property, otherwise the Proponent shall immediately comply with the Minister’s direction regarding the Intellectual Property.

8.2.4 The Minister and the Proponent agree that if the Settlement Amount, as determined by the formula in Article 8.2.2, is paid in full by the Proponent, then the Agreement is deemed to be terminated in accordance with Section 7 of the General Conditions (Schedule 1).

8.3 Equity Equivalency Clause

8.3.1 The Minister shall grant the Proponent an option to terminate this Agreement in the event of a change in ownership. A change in ownership shall be deemed by the Minister to have occurred if and when a new person or entity becomes the beneficial owner of the shares of Common Stock (“the Common Shares”) of the Proponent carrying in excess of fifty (50) per cent of the voting rights attached to all Common Shares issued and outstanding (“the Change in Ownership”). The Proponent shall advise the Minister in writing, at least, thirty (30) days prior to any anticipated Change in Ownership. For greater certainty, the Change of Ownership shall be deemed as a “Material Change” as this term is described in Article 2 of the General Conditions (Schedule 1).

8.3.2 If as a result of the Change of Ownership, the Proponent decides to withdraw from the project (“the Event of Withdrawal”), the Minister shall not deem the Event of Withdrawal as an event of default and the remedies set forth in subsection 8.2 of the General Condition (Schedule 1) shall not apply.

8.3.3 Within ninety (90) days following the Event of Withdrawal, the Proponent shall pay to the Minister an amount of money equal to the value of the Common Shares in the capital of the Proponent (“the Equity Equivalency”), valued at the price per share payable on the transaction date that gave rise to the Change in Ownership. The number of Common Shares in the Equity Equivalency shall be determined by an independent qualified professional, given the actual contribution(s) made by the Minister to the Proponent at the time the contribution(s) were made, as if this contribution(s) were capitalised as an investment in equity capital of the Proponent. The Proponent shall cover all expenses associated with this valuation.

8.3.4 In the event of stock splits, stock consolidations, or stock reclassifications that have occurred prior to the Event of Withdrawal, the Equity Equivalency position of the Minister shall be adjusted accordingly, so that the virtual ownership interest of the Minister is maintained intact as described below:

Stock Splits

In the event of any subdivision, re-division, or change of the Common Shares of the Proponent into a greater number of Common Shares at any time while this Agreement is in force, the new Equity Equivalency number of Common Shares shall thereafter be such greater number of Common Shares of the Proponent as would have resulted from said subdivision, re-division, or change had the Minister actually held the previous Equity Equivalency number of Common Shares immediately prior to such subdivision, redivision, or change.

Stock Consolidation

In the event of any consolidation of the Common Shares of the Proponent into a lesser number of Common Shares at any time while this Agreement is in force, the new Equity Equivalency number of Common Shares shall thereafter be such lesser number of Common Shares of the Agreement as would have resulted from such consolidation had the Minister actually held the previous number of Common Shares immediately prior to such consolidation.

Reclassifications

(a) In the event of any reclassification of Common Shares of the Proponent, resulting, but not limited to, the payment of a stock dividend other than dividends in the ordinary course, capital re-organization, or amalgamation of the Proponent with another corporation or the sale or conveyance of the undertaking or assets of the Proponent, as an entirety or substantially as an entirety to another entity, including pursuant to a take-over bid at, any time while this Agreement is in force, the new Equity Equivalency number of Common Shares shall thereafter be the number of Common Shares of the Proponent or of the appropriate class or classes resulting from such reclassification that the Minister would have been entitled to receive in respect of the number of Common Shares had the Minister actually held the previous Equity Equivalency number of Common Shares before such reclassification; and

(b) In the event of any amalgamation, merger or transfer of the undertaking or assets of the Proponent as an entirety or substantially as an entirety to another corporation (“the Successor Corporation”), the Successor Corporation resulting from such amalgamation, merger, or transfer (if not the Proponent) shall be deemed to assume the due and punctual performance and observance of each and every covenant and condition contained herein to be performed and observed by the Proponent.

8.3.5 Any payment due to the Minister under this Article shall be payable within ninety (90) days of the transaction date that gave rise to the Change in Ownership. Any late payment shall incur interest charges at the Interest Rate set forth in Schedule 1. Upon payment by the Proponent to the Minister of the monetary value of the Equity Equivalency pursuant to Section 8.3.3 with interest, if applicable, this Agreement shall be terminated in accordance with Section 7 of the General Conditions (Schedule 1).

8.4 Material Change Clause

For greater certainty, a deterioration in the Proponent’s financial position, as solely assessed by the Minister, shall be deemed as a material event within the definition of Article 2, General Conditions.

8.5 Audit Rights Clause

For greater certainty, although the Proponent shall make every effort to negotiate the audit rights pursuant to Article 5.1, General Conditions (Schedule 1) with its collaborative partners, their inclusion in subcontractors’ and other agreements cannot be guaranteed.

8.6 Manufacturing Exemption Clause

The fabrication of the Proponent’s products involves complex technological processes and requires specialized cGMP capability that is not currently available in Canada. The Proponent shall be exempt from the requirement to manufacture the resulting products in Canada. Given that manufacturing represents about [****] per cent of the Company’s value chain, this exemption will not have a material adverse impact on the benefits to Canada offered by this Project. The Proponent will use Canadian sources for downstream production activities (filing, packaging, etc.) as well as negotiate the co-marketing rights with Canadian entities, unless it is commercially unreasonable to do so.

[****] This text has been redacted pursuant to a confidential treatment request made pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.7 Expenditures Incurred Prior to Approval of this Project

For greater certainty, the contribution under this Agreement shall not exceed 20 per cent of its maximum amount for the period from December 3, 2003 until March 10, 2005.

8.8 Foreign Costs Clause

For greater certainty, the contribution under this Agreement towards foreign costs shall be the lesser of 35 per cent of its maximum amount referred to in Article 4 ($9,265,620) or $3.3 million.

8.9 Visibility Protocol

(a) The following sub-articles concerning public announcements by the Proponent as well as the obligations set-out in Section 10 of the General Conditions are Material Undertakings under this Agreement:

(i) The Proponent shall obtain the prior consent of the Minister prior to mentioning TPC in any of its public statements. The Proponent shall mention TPC (name and logo) in its promotional activities, in its publicities and in its public relations when it mentions the Project. A qualifying statement shall be added to underscore the importance of the TPC contribution.

(ii) The Proponent shall invite representatives of TPC to be present at public activities involving the Project and shall inform the public of TPC's collaboration in the Project.

(b) For information purposes, the following Government of Canada URL provides protocol guidelines for use when planning public ceremonies related to the Project:

http://www.pch.gc.ca/progs/cpsc-ccsp/pe/index_e.cfm

8.10 Required Government Approvals

All payments to be made by the Minister to the Proponent, pursuant to this Agreement, on or after December 31, 2005 are subject to the required Governmental approvals, including Treasury Board. In the event that the Minister is prevented from disbursing the full amount of the Contribution, the Parties agree to review the effects of such a shortfall in the Contribution on the implementation of the Agreement and to adjust, as appropriate, the mutual obligations specified therein.

Article 9 - Entire Agreement

This Agreement constitutes the entire agreement between the parties and supersedes all previous documents, negotiations, arrangements, undertakings and understandings related to its subject matter.

IN WITNESS WHEREOF the parties hereto have executed this Agreement through duly authorized representatives.

HER MAJESTY THE QUEEN IN RIGHT OF CANADA , as represented by the Minister of Industry

Per: “Tom Wright”

“Mar 31/05”

Technology Partnerships Canada

Date

Tom Wright - Executive Director

Migenix Inc.

Per:

“Arthur J. Ayres” VP Finance, CFO

“March 31, 2005”

Name & Title

Date

SCHEDULE 1 - TPC GENERAL CONDITIONS

TABLE OF CONTENTS

1. Definitions

“Agreement”

“Background Intellectual Property”

“Contribution”

“Eligible Costs”

“Fiscal Year”

“Intellectual Property”

“Interest Rate”

“Project”

“Project Completion Date”

“Schedule”

“Statement of Work”

2. Material Changes

3. Disposal of Assets

4. Claims for Payment

4.1 Payment of Claims

4.2 Hold-back Rights

4.3 Overpayment by Minister

4.4 Set-off Rights of Minister

5. Monitoring

5.1 Minister’s Right to Audit Accounts and Records

5.2 Access to Premises

5.3 Access to Third-party Information

6. Representations, Warranties and Undertakings

6.1 Power and Authority of Proponent

6.2 Authorized Signatories

6.3 Binding Obligations

6.4 No Pending Suits or Actions

6.5 No Gifts or Inducements

6.6 Intellectual Property

6.7 Compliance with Environmental

Protection Requirements

6.8 Other Agreements

6.9 Dividend Restriction

6.10 Other Financing.

6.11 Lobbyist Act

7. Term of Agreement

7.1 Contractual Benefits

7.2 Advance Payment

7.3 Audit

8. Default and Recovery

8.1 Events of Default

8.2 Remedies on Default

8.3 Remedies Fair and Reasonable

8.4 No Waiver

9. Force Majeure

9.1 Event of Force Majeure

9.2 Definition of Force Majeure

10. Announcements

10.1 Consent to Public Announcement

10.2 Confidentiality Obligation

10.3 Reporting under Security Laws

11. Notice

11.1 Form and Timing of Notice.

11.2 Change of Address

12. Compliance with Laws

13. Members of Parliament

14. Annual Appropriations

14.1 Parliamentary Allocation

14.2 Lack of Appropriation

15. Confidentiality

15.1 Consent Required

15.2 International Dispute

15.3 Financing and Licensing

16. Consent of the Minister

17. No Assignment of Agreement

18. Compliance with Post-employment Provisions

19. Contribution Agreement Only

20. Binding Agreement

21. Severability

22. Applicable Law

23. Signature in Counterparts

TPC GENERAL CONDITIONS

1. Definitions

For the purposes of this Agreement,

"Agreement" means the agreement to which these General Conditions relate, consisting of Articles of agreement and the Schedules referred to in these Articles.

“Background Intellectual Property” means the intellectual property rights in the technology developed prior to the beginning of the Project and required for the carrying out of the Project or the exploitation of the Intellectual Property.

“Contribution” means the funding, in Canadian dollars, payable by the Minister under the Agreement.

“Eligible Costs” means the Project cost elements specified in the Statement of Work in Schedule 2 and incurred by the Proponent in accordance with the TPC Project Cost Principles, excluding those Project cost elements that may be specifically mentioned in the Statement of Work as not being supported by the Minister.

“Fiscal Year” means the federal government fiscal year beginning on April 1 and ending on the following March 31.

“Intellectual Property” means all technical data, including, without limitation, all designs, specifications, software, data, drawings, plans, reports, patterns, models, prototypes, demonstration units, practices, inventions, methods, applicable special purpose equipment and related technology, processes or other information conceived, produced, developed or reduced to practice in carrying out the Project, and all rights therein including, without limitation, patents, copyrights, industrial designs, trade-marks, and any registrations or applications for the same and all other rights of intellectual property therein, including any rights which arise from the above items being treated by the Proponent as trade secrets or confidential information.

“Interest Rate” means the Bank Rate, as defined in the Interest And Administrative Charges Regulations, in effect on the due date, plus 300 basis points, compounded monthly. The Interest Rate for a given month can be found at: http://www.pwgsc.gc.ca/recgen/text/podd-e.html

“Project” means the project described in Schedule 2.

“Project Completion Date” means the date set in the Articles of Agreement for the completion of the Project.

“Schedule” means a schedule to the Agreement.

“Statement of Work” refers to the document in Schedule 2 containing the description of the Project.

2. Material Changes

No material changes will be made to the estimated total scope or nature of any element of the Project without the prior written consent of the Minister. Without limiting the generality of the foregoing, a material change will have occurred if:

(a) a Project performance milestone is not expected to be achieved within six (6) months of the projected completion date mentioned in the Statement of Work for that element;

(b) the estimated Eligible Costs mentioned in the Statement of Work are expected to be exceeded by 20% or more;

(c) the Project is carried out at locations other than those mentioned in the Statement of Work;

(d) a change in respect of any other aspect of the Project (including but not limited to a change to key Project personnel, Project financing, or ownership of the Proponent) which has been specifically identified in another part of the Agreement as a “material change” for the purpose of this provision, has occurred.

3. Disposal of Assets

The Proponent shall retain possession and control of the Project assets, the cost of which has been contributed to by the Minister under the Agreement, and shall not dispose of the same until they are no longer required to complete the Project.

4. Claims for Payment

4.1 Payment of Claims

The Minister will pay the Contribution to the Proponent in respect of Eligible Costs incurred on the basis of itemized claims submitted in accordance with the procedures set out in Schedule 3.

4.2 Hold-Back Rights

The Minister may withhold up to ten per cent (10%) of the Contribution prior to the completion of the Project or until such audit as he/she may require has been performed. In the event that no audit has been performed eighteen months after receipt of the final claim, any amount so withheld shall be released to the Proponent.

4.3 Overpayment by Minister

Where for any reason:

(a) the Proponent is not entitled to the Contribution; or

(b) the Minister determines that the amount of the Contribution disbursed exceeds the amount to which the Proponent is entitled,

the Proponent will repay to the Minister, promptly and no later than 30 days from notice from the Minister, the amount of the Contribution disbursed or the amount of the overpayment, as the case may be, together with interest at the Interest Rate from the date of the notice to the day of repayment to the Minister in full. Any such amount is a debt due to Her Majesty in Right of Canada and is recoverable as such.

4.4 Set-off Rights of Minister

Without limiting the scope of the set-off rights provided for under the Financial Administration Act, it is understood that the Minister may set off against the Contribution, any amounts owed by the Proponent to Her Majesty in Right of Canada under legislation or contribution agreements and the Proponent shall declare to the Minister all amounts outstanding in that regard when making a claim under Schedule 3.

5. Monitoring

5.1 Minister’s Right to Audit Accounts and Records

The Proponent will, at its own expense, preserve and make available for audit and examination by the Minister or the Minister’s representatives the books, accounts and records of the Project and of the information necessary to ensure compliance with the terms and conditions of this Agreement, including payment of amounts to the Minister. The Minister will have the right to conduct such additional audits at the Minister’s expense as may be considered necessary using the audit staff of the Minister, the Audit Services Group of Consulting and Audit Canada, an independent auditing firm or the Proponent’s external auditors. The Proponent will ensure that any licence agreement it enters into for the exploitation of the Intellectual Property will contain similar provisions to permit the Minister to audit licensees’ accounts and records in respect to the calculation of amounts that may be payable by the Proponent to the Minister under this Agreement.

5.2 Access to Premises

The Proponent will provide the representatives of the Minister reasonable access to the Proponent’s premises to inspect and assess the progress of the Agreement or any element thereof and supply promptly on request such data as the Minister may reasonably require for statistical or project evaluation purposes.

5.3 Access to Third-Party Information

The Proponent will, to the extent practicable, assist the Minister with the implementation of the Agreement and facilitate access by the Minister to information from third parties, relating to the Agreement.

6. Representations, Warranties and Undertakings

6.1 Power and Authority of Proponent

The Proponent represents and warrants that it is duly incorporated and validly existing and in good standing and has the power and authority to carry on its business, to hold property and to enter into this Agreement and undertakes to take all necessary action to maintain itself in good standing and to preserve its legal capacity.

6.2 Authorized Signatories

Each party represents and warrants that the signatories to the Agreement have been duly authorized to execute and deliver the Agreement.

6.3 Binding Obligations

Each party represents and warrants that the execution, delivery and performance of the Agreement have been duly and validly authorized and that when executed and delivered, the Agreement will constitute a legal, valid and binding obligation enforceable in accordance with its terms.

6.4 No Pending Suits or Actions

The Proponent warrants that it is under no obligation or prohibition, nor is it subject to or threatened by any actions, suits or proceedings which could or would prevent compliance with the Agreement. The Proponent will advise the Minister forthwith of any such occurrence during the term of the Agreement.

6.5 No Gifts or Inducements

The Proponent represents and warrants that it has not, nor has any person offered or promised to any official or employee of Her Majesty the Queen in Right of Canada, for or with a view to obtaining the Agreement, any bribe, gift or other inducement, and it has not nor has any person on its behalf employed any person to solicit the Agreement for a commission, contingency fee or any other consideration dependant upon the execution of the Agreement.

6.6 Intellectual Property

(a) The Proponent represents and warrants that it either owns the Background Intellectual Property or holds sufficient rights in the same to permit the Project to be carried out and the Intellectual Property to be exploited by the Proponent.

(b) The Proponent will ensure that title to the Intellectual Property is to be vested, and unless otherwise agreed to in writing by the Minister, to remain, exclusively with the Proponent.

(c) The Proponent shall take appropriate steps to protect the Intellectual Property and shall, upon request, provide information to the Minister in that regard.

6.7 Compliance with Environmental Protection Requirements

The Proponent shall apply, in relation to the Project, in all material respects, the requirements of all applicable environmental laws, regulations, orders and decrees and of regulatory bodies having jurisdiction over the Proponent or the Project.

6.8 Other Agreements

The Proponent represents and warrants that it has not entered, and undertakes not to enter, without the Minister’s written consent, into any agreement that would prevent the full implementation of the Agreement by the Proponent.

6.9 Dividend Restriction

The Proponent will not make any dividend payments or other shareholder distributions that would prevent it from implementing the Project and other Proponent’s obligations under the Agreement including the making of payments to the Minister as required under the Agreement.

6.10 Other Financing

The Proponent remains solely responsible for providing or obtaining the funding, in addition to the Contribution, required for the carrying out of the Project and the fulfilment of the Proponents’s other obligations under the Agreement.

6.11 Lobbyist Act

The Proponent represents and warrants that any person who lobbys on its behalf to obtain the Agreement, or any benefit thereunder, and who is required to be registered pursuant to the Lobbyists Registration Act R.S. 1985 c. 44 (4th Supplement), is registered pursuant to that Act.

7. Term of Agreement

7.1 Contractual Benefits

The Agreement will terminate when all of the Proponent’s undertakings in regard to the contractual benefits mentioned in Schedule 4 have been fulfilled.

7.2 Advance Payment

Any advance or accelerated payment by the Proponent of the amounts due to the Minister under Schedule 4 shall not have the effect of shortening the period set in Schedule 4 for the fulfilment of contractual benefits to Canada.

7.3 Audit

The audit rights of the Minister under section 5 above will survive for one year the termination date established under subsection 7.1 above.

8. Default and Recovery

8.1 Events of Default

The Minister may declare that an event of default has occurred if:

(a) the Proponent is adjudged or declared bankrupt or if it goes into receivership or takes the benefit of any statute from time to time in force relating to bankrupt or insolvent debtors

(b) an order is made which is not being contested or appealed by the Proponent or a resolution is passed for the winding-up of the Proponent or it is dissolved;

(c) the Proponent has intentionally submitted false or misleading information to the Minister or intentionally made a false or misleading representation;

(d) any material term, condition or undertaking in the Agreement is not complied with in any material respect; or

(e) the Proponent neglects or fails to pay to the Minister any amount due in accordance with this Agreement;

provided that the Minister will not declare an event of default has occurred by reason of paragraphs (c), (d) or (e) unless the Minister has given notice to the Proponent of the condition or event which in the Minister’s opinion constitutes an event of default and the Proponent has failed, within 30 days of receipt of the notice, either to correct the condition or event complained of or to demonstrate, to the satisfaction of the Minister, that it has taken such steps as are necessary to correct the condition, and has notified the Minister of the rectification.

8.2 Remedies on Default

(i) If the Minister declares that an event of default has occurred, the Minister may exercise one or more of the following remedies:

(a) suspend any obligation by the Minister to contribute or continue to contribute to the Eligible Costs including any obligation to pay any amount owing prior to the date of such suspension;

(b) terminate any obligation of the Minister to contribute or continue to contribute to the Eligible Costs, including any obligation to pay any amount owing prior to the date of such termination;

(c) require the Proponent to repay to the Minister all or part of the Contribution paid by the Minister to the Proponent, and pay the Minister any amounts due under the Agreement, together with interest from the date of demand at the Interest Rate;

(ii) If an event of default has occurred in relation to paragraph 8.1(a) or (b), or as a result of the failure of the Proponent to comply with subsection 6.6 of these General Conditions (Intellectual Property), section A (Payments to Minister) or subsection B.1 (Work in Canada) of Schedule 4, or the provisions that may be part of the Agreement regarding the disposal of special purpose equipment, the Minister may direct the Proponent to transfer and deliver to the Minister title to, possession of, and all rights of the Proponent in the Intellectual Property, and the Proponent will immediately comply.

8.3 Remedies Fair and Reasonable

The Proponent acknowledges that in view of the policy objectives served by the Minister`s agreement to make the contribution, the fact that the contribution comes from public monies, and that the amount of damages sustained by the Crown in the event of default is difficult to ascertain, that it is fair and reasonable that the Minister be entitled to exercise any or all of the remedies provided for in this section 8 and to do so in the manner provided for in that section if an event of default occurs; provided that in exercising any remedy in accordance with paragraph 8.2 (c) other than for a breach of paragraph 8.1(e), the Minister will credit the Proponent for any amounts paid to the Minister under Schedule 4 of this Agreement.

8.4 No Waiver

The fact that the Minister refrains from exercising a remedy he or she is entitled to exercise under the Agreement will not constitute a waiver of such right and any partial exercise of a right will not prevent the Minister in any way from later exercising any other right or remedy under the Agreement or other applicable law.

9. Force Majeure

9.1 Event of Force Majeure

The Proponent will not be in default by reason only of any failure in performance of the Project in accordance with Schedule 2 if such failure arises without the fault or negligence of the Proponent and is caused by any event of force majeure.

9.2 Definition of Force Majeure

Force majeure means any cause which is unavoidable or beyond the reasonable control of the Proponent, including war, riot, insurrection, orders of government, strikes or any Act of God or other similar circumstance which is beyond the Proponent’s control, and which could not have been reasonably circumvented by the Proponent without incurring unreasonable cost.

10. Announcements

10.1 Consent to Public Announcements

The Proponent hereby consents to public announcements by or on behalf of the Minister containing any of the information contained in Schedule 6 entitled “Project Fact Sheet for News Release”.

10.2 Confidentiality Obligation

The Minister will inform the Proponent of the date on which the first public announcement is to be made and the Proponent will not disclose the existence of this Agreement until such date.

10.3 Reporting under Security Laws

Nothing in this Agreement shall be interpreted as preventing the fulfilment by the Proponent of its reporting obligations under applicable security laws.

11.0 Notice

11.1 Form and Timing of Notice

Any notice, information or document provided for under the Agreement shall be effectively given if delivered or sent by letter or facsimile, postage or other charges prepaid. Any notice that is delivered shall have been received on delivery; any notice sent by facsimile shall be deemed to have been received one working day after having been sent, and any notice mailed shall be deemed to have been received eight (8) calendar days after being mailed.

11.2 Change of Address

A party may change the address which that party has stipulated in the Agreement by notifying in writing the other party of the new address.

12. Compliance with Laws

In implementing the Agreement, the Proponent will comply with all applicable federal, provincial and municipal laws, including but not limited to statutes, regulations, by-laws, ordinances and decrees.

13. Members of Parliament

No member of the House of Commons will be admitted to any share or part of this Agreement or to any benefit to arise therefrom. No person who is a member of the Senate will, directly or indirectly, be a party to or be concerned in the Agreement.

14. Annual Appropriations

14.1 Parliamentary Allocation

Any payment by the Minister under this Agreement is subject to there being an appropriation for the Fiscal Year in which the payment is to be made; and to cancellation or reduction in the event that departmental funding levels are changed by Parliament.

14.2 Lack of Appropriation

In the event that the Minister is prevented from disbursing the full amount of the Contribution due to a lack or reduction of appropriation or departmental funding levels, the parties agree to review the effects of such a shortfall in the Contribution on the implementation of the Agreement and to adjust, as appropriate, the Contractual benefits specified in Schedule 4.

15. Confidentiality

15.1 Consent Required

Subject to section 10 and the Access to Information Act, each party shall keep confidential and shall not without the consent of all parties disclose the contents of the Agreement and the documents pertaining thereto, whether provided before or after the Agreement was entered into, or of the transactions contemplated herein.

15.2 International Dispute

The Minister is hereby authorized to disclose any of the information referred to in paragraph 15.1 above where, in the opinion of the Minister, such disclosure is required to an international trade panel for the purposes of the conduct of a dispute in which Canada is a party or a third party intervener. The Minister shall give prior notice to the Proponent of such disclosure.

15.3 Financing and Licensing

The Minister hereby consents to the Proponent disclosing the Agreement or any portion thereof for the purposes of securing additional financing or of licensing for commercial exploitation, subject to the Proponent having the person to whom the information is disclosed execute a non-disclosure agreement prior to disclosure

16. Consent of the Minister

Whenever the Agreement provides for the Proponent obtaining the consent or agreement of the Minister, it is understood that such consent or agreement shall not be unreasonably withheld and that the Minister may make the issuance of such consent or agreement subject to reasonable conditions.

17. No Assignment of Agreement

The Proponent shall not assign the Agreement nor any part thereof without the prior written consent of the Minister.

18. Compliance with Post-Employment Provisions

The Proponent confirms that no individual for whom the post-employment provisions of the Conflict of Interest and Post-Employment Code for Public Office Holders or the Conflict of Interest and Post-Employment Code for the Public Service apply, will derive a direct benefit from this Agreement unless that individual is in compliance with the applicable post-employment provisions.

19. Contribution Agreement Only

The Agreement is a contribution agreement only, not a contract for services or a contract of service or employment, and nothing in the Agreement, the parties relationship or actions is intended to create, nor shall be construed as creating, a partnership, employment or agency relationship between them. The Proponent is not in any way authorized to make a promise, agreement or contract and to incur any liability on behalf of Canada, nor shall Canada make a promise, agreement or contract and incur any liability on behalf of the Proponent, and the Proponent shall be solely responsible for any and all payments and deductions required by the applicable laws.

20. Binding Agreement

This Agreement is binding on the parties and their successors and permitted assigns.

21. Severability

Any provision of this Agreement prohibited by law or otherwise ineffective will be ineffective only to the extent of such prohibition or ineffectiveness and will be severable without invalidating or otherwise affecting the remaining provisions of the Agreement.

22. Applicable Law

The Agreement shall be interpreted in accordance with the laws in force in the province where the Proponent’s head office is located.

23. Signature in Counterparts

This Agreement may be signed in counterparts, each of which when taken together, will constitute an original Agreement.

SCHEDULE 2 - THE PROJECT

The Project is described in the attached Statement of Work

ANNEX A – MX-2401 for the Treatment of Serious Gram-positive Infections

STATEMENT OF WORK

TABLE OF CONTENTS

Section     Subject

1.0

Description of the Work

2.0

Description of Major Activities and Milestones

2.1

Major Activities

3.0

Project Schedule

4.0

Milestones

5.0

Cost Breakdown

5.1

Current Fiscal Year Cost Breakdown by Major Activities

5.2

Cost Breakdown by Fiscal Year

6.0

Other Descriptions

7.0

Non-eligible/Non-supported Activities

8.0

Project Timelines

1.0

Description of the Work

The lipopeptide technology was acquired by MIGENIX from IntraBiotics Pharmaceuticals Inc. of Mountain View, California in May of 2002. Lipopeptide analogues are derived from natural products (secondary metabolites) produced by Streptomyces species that are intrinsically active against aerobic and anaerobic Gram-positive bacteria. This class of antibiotics has a novel mechanism of action and therefore the potential to combat the serious problem of antibiotic-resistant infections.

The Lipopeptide Project is at the pre-clinical phase of the drug development process. The scope of the Lipopeptide Project with TPC support is to advance the selected development candidate through the drug development process (including manufacturing, non-clinical testing, and clinical development) to the end of a first Phase III study. Pursuant to MIGENIX’ current business model MIGENIX would complete the remaining Phase III clinical development, seek marketing approval and market the product with the support of a partner under a license agreement.

The objectives of the Lipopeptide Project during the Work Phase are as follows:

1.

To develop a cost-effective manufacturing process for the lipopeptide development candidate (MX-2401);

2.

To complete required non-clinical testing and file a clinical trial application (CTA) with the Canadian Health Products and Food Branch (HPFB) on or before [****];

3.

To successfully complete a Phase I clinical trial in normal healthy volunteers on or before [****] (additional Phase I studies may be done to support further indications);

4.

To successfully complete a Phase II clinical trial for the treatment of complicated skin and skin structure infections (cSSSI) on or before [****] (additional Phase II/III studies may be done to support further indications including pneumonia,  urinary tract infections, etc – actual studies will be determined as MX-2401 development advances);

[****] This text has been redacted pursuant to a confidential treatment request made pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.

To successfully complete a Phase III clinical trial for the treatment of complicated skin and skin structure infections on or before [****].

The major deliverables for this project include:

1.

Human safety and efficacy data for MX-2401 in the form of clinical study reports from Phase I, Phase II and Phase III clinical studies in healthy volunteers and in the treatment of complicated skin and skin structure infections (cSSSI). Additional data may be obtained from clinical studies to support other indications for MX-2401 (eg pneumonia,  urinary tract infections);

2.

Clinical and non-clinical study materials (drug substance and drug product) produced using a cost-effective manufacturing process;

3.

Completed regulatory documents (CTAs and NDS; IND and NDA), including non-clinical study reports and chemistry manufacturing and controls sections;

4.

A licensing agreement for the further development and commercialization of MX-2401.

2.0

Description of Major Activities and Milestones

2.1

Major Activities

The major activities for the MX-2401 project are similar to those for other drug development projects. These include (1) development of a cost-effective manufacturing process, (2) non-clinical development, (3) clinical development (Phase I, II, III), (4) registration (regulatory filing) for product approval, and (5) marketing.

For this project in particular, TPC funding will be applied towards the following major activities:

[****] This text has been redacted pursuant to a confidential treatment request made pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.

Development of a cost-effective manufacturing process and production of clinical and non-clinical study materials;

2.

Contracting of non-clinical (in vitro and in vivo) studies to be done in support of regulatory filings;

3.

Conduct of a Phase II clinical study in humans in the treatment of complicated skin and skin structure infections.

4.

Conduct of a Phase III clinical study in humans in the treatment of complicated skin and skin structure infections.

5.

Conduct of additional clinical studies in support of complicated skin and skin structure infections,  pneumonia,  urinary tract infections and/or other indications for MX-2401 to be determined as MX-2401 development advances.

The costs for post-Phase II clinical development (with exception of one Phase III study for complicated skin and skin structure infections), registration for product approval, and marketing are not included in the cost Breakdown in Sections 5.1 and 5.2 of the Statement of Work.

Manufacturing Process Development

Up to the point of selecting the development candidate (MX-2401), lipopeptide analogues had been synthesized using research methods (i.e., methods suitable for small-scale synthesis of many diverse structures). The main challenge is to develop a scalable manufacturing process that will be cost-effective for development and marketing purposes. Methods must be developed to produce the final, formulated drug product in addition to the active pharmaceutical ingredient (API), or drug substance. The manufacturer of drug product must be qualified to perform packaging, labeling, and appropriate release testing.

The risk associated with developing a scalable, cost-effective manufacturing process for MX-2401 is mitigated by contracting method development and production to contract manufacturing organizations (CMOs). MIGENIX will leverage the knowledge, experience, and technical capabilities of the CMOs, thereby reducing the risk at both the project and corporate levels. Only CMOs with relevant experience and a proven track record of producing material in compliance with Good Manufacturing Practices (GMPs) were considered for the project. These companies were screened according to MIGENIX’s Standard Operating Procedure on selection of contract suppliers for GLP and GMP services.

See attachment “MX-2401 Manufacturing Summary”.

Non-Clinical Development

Non-clinical testing is required to demonstrate the safety of the product prior to the first dosing in humans. In general, the tests required are well-established and described in detail in guidelines published by regulatory authorities. The non-clinical tests required before proceeding with Phase I clinical trials in humans can be divided into (1) general toxicology, (2) safety/pharmacology, and (3) genotoxicity. Prior to Phase II clinical testing, studies assessing reproductive toxicity and in vivo genotoxicity of the product are also required.

There are no unique challenges or risks posed by the lipopeptide technology with respect to non-clinical development. MIGENIX will outsource all non-clinical testing to be performed under Good Laboratory Practices (GLPs) in support of regulatory filings to a contract research organization (CRO). The non-clinical program was designed to support the clinical development and will be reviewed by an independent consultant.

Clinical Development

Clinical testing is required to demonstrate safety and efficacy of the drug product in humans. The clinical development program for the lipopeptide technology is based on the target package insert (TPI) established at the outset of the project. The TPI describes the desired characteristics of the drug product as well as the selected clinical indications for which it will be marketed. The strategy will be to file for regulatory approval based on several clinical indications, each of which will require appropriate clinical trials. The targeted indications for MX-2401 are (1) complicated skin and skin structure infections, (2) pneumonia, either nosocomial and/or community-acquired, (3) complicated, Gram-positive urinary tract infections, and (4) endocarditis.

In general, antibacterial indications (such as those we plan to pursue for MX-2401) are inherently less risky than for non-bacterial indications due to the predictive non-clinical models that are available (ie can obtain good indication of efficacy in in vivo models of infection before clinical testing in humans). Based on positive Phase II results, MIGENIX will identify a pharmaceutical partner to participate in the remainder of the clinical development program and commercialization of MX-2401. MIGENIX has also reduced risk by attracting a highly qualified team of experts to its Scientific and Clinical Advisory Boards (see Investment Proposal Section 2 b “Applicant Profile – Company Operations/Growth” for listing of members of these advisory boards).

MIGENIX’s strategy is to register for regulatory approval in the U.S. and Canadian markets first, and then to follow this with approval in other markets (Europe, Japan, etc.). Phase I studies may be performed entirely within Canada, Phase II can potentially be done entirely in Canada however US/foreign sites may be necessary to obtain sufficient numbers of study subjects with infections involving targeted resistant bacteria without significantly delaying development of MX-2401. For Phase III, given the number of clinical sites needed and regulatory requirements to get MX-2401 approved in a major market such a the United States, US/foreign sites will be necessary (Canadian sites can be included as well).

FORM E-1 – PROJECT LOCATION AND COSTS

APPLICANT NAME:  MIGENIX INC.

PROJECT NUMBER: 7720-488039

Project Location	Start Period (Fiscal Year and Quarter)	Work Performed	TPC Costs
Vancouver, BC	[****]	Non-GLP testing and technical support	[****]
[****]	[****]	Manufacturing process development and production of non-GMP and GMP drug substance	[****]
e.g., [****] e.g., [****] e.g., [****]	[****]	GLP non-clinical toxicology testing	[****]
e.g., [****]	[****]	Manufacture and process development of drug product and clinical study materials	[****]
e.g., [****] e.g., [****]	[****]	Phase I clinical testing	[****]
To be determined – Canada and U.S.	[****]	Phase II clinical testing	[****]
To be determined – Canada and U.S.	[****]	Phase III clinical testing	[****]
Total			[****]

Note: Government fiscal year runs April 1 - March 31.

[****] This text has been redacted pursuant to a confidential treatment request made pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.0

Project Schedule

The project timelines are included in a Gantt chart included in Section 8.0 of this document.

4.0

Milestones

 FORM B - MILESTONES

APPLICANT NAME: MIGENIX INC.

PROJECT NUMBER: 7720-488039

Key Project Milestone		Date
1	Complete GLP non-clinical testing and file Clinical Trial Application (CTA)	[****]
2	Completion of first Phase I clinical trial	[****]
3	Submission of CTA / IND	[****]
4	Completion of Phase II (cSSSI) clinical trial	[****]
5	Completion of first Phase III (cSSSI) clinical trial	[****]
6	Submission of NDA/NDS (cSSSI)	[****]
7	Market approval	[****]

Note: Dates are government fiscal (April 1 – March 31)

[****] This text has been redacted pursuant to a confidential treatment request made pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.0

Cost Breakdown

5.1

Current Fiscal Year Cost Breakdown by Major Activities

FORM C - CURRENT FISCAL YEAR COST BREAKDOWN BY MAJOR ACTIVITIES

APPLICANT NAME:  MIGENIX INC     PROJECT NUMBER:7720-488039

FOR FISCAL YEAR ENDING MARCH 31, 20061

Description of Activity[2]	Estimated Eligible Costs ($000)
	Direct Labour Costs	Direct Materials	Subcontracts and Consultants	Other Direct Costs	Equipment	Overhead	Total
1.Manufacturing of Drug Substance and Drug Product	[****]	[****]	[****]	[****]	[****]	[****]	[****]
2.Non-clinical studies (GLP)	[****]	[****]	[****]	[****]	[****]	[****]	[****]
3.Pharmacological Characterization (non-GLP)	[****]	[****]	[****]	[****]	[****]	[****]	[****]
4.Other (non-“major” activities)	[****]	[****]	[****]	[****]	[****]	[****]	[****]
5.	[****]	[****]	[****]	[****]	[****]	[****]	[****]
6.	[****]	[****]	[****]	[****]	[****]	[****]	[****]
Total	[****]	[****]	[****]	[****]	[****]	[****]	[****]

Notes:

1.

Includes costs from January 1, 2004 through March 31, 2006.

2.

Title of key Project tasks enumerated and described in the SOW.

[****] This text has been redacted pursuant to a confidential treatment request made pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.2

Cost Breakdown by Fiscal Year

FORM D - COST BREAKDOWN BY FISCAL YEAR

APPLICANT NAME:  MIGENIX INC

 PROJECT NUMBER: 7720-488039

Fiscal Year (Ending March 31)	Estimated Eligible Costs ($000)
	Direct Labour	Direct Materials	Subcontracts and Consultants	Other Direct Costs	Equipment	Overhead	Total
2004	[****]	[****]	[****]	[****]	[****]	[****]	[****]
2005	[****]	[****]	[****]	[****]	[****]	[****]	[****]
2006	[****]	[****]	[****]	[****]	[****]	[****]	[****]
2007	[****]	[****]	[****]	[****]	[****]	[****]	[****]
2008	[****]	[****]	[****]	[****]	[****]	[****]	[****]
2009	[****]	[****]	[****]	[****]	[****]	[****]	[****]
2010	[****]	[****]	[****]	[****]	[****]	[****]	[****]
Total	[****]	[****]	[****]	[****]	[****]	[****]	[****]

[****] This text has been redacted pursuant to a confidential treatment request made pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.0

Other Descriptions

FORM E - 2 - EQUIPMENT COST BREAKDOWN

APPLICANT NAME: MIGENIX INC

PROJECT TITLE: 7720-488039

Equipment Description	Planned Acquisition Period ( Fiscal Year and Quarter)	Estimated Costs
1. [****] 2. 3. 4. 5. 6.
Total		[****]

Note:

1) For the purposes of this table, equipment includes all equipment with a unit cost of more than $250K , or specific equipment essential to the project’s success, whose aggregate cost is significant, but whose unit cost is below $250K.

2) Government fiscal year runs April 1 - March 31.

[****] This text has been redacted pursuant to a confidential treatment request made pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

FORM E - 3 - MATERIALS COST BREAKDOWN

APPLICANT NAME: MIGENIX INC

PROJECT TITLE: ______________________________

Materials Description	Planned Acquisition Period ( Fiscal Year and Quarter)	Estimated Costs
1. Supplies for non-clinical studies 2. Chemicals (microbiological media, solvents etc.) 3. Supplies for clinical studies 4. 5.
Total		[****]

Note: Government fiscal year runs April 1 - March 31.

[****] This text has been redacted pursuant to a confidential treatment request made pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

FORM E - 4 - SUB-CONTRACT COST BREAKDOWN

APPLICANT NAME: MIGENIX INC

PROJECT TITLE: 7720-488039

Sub-contracts	Anticipated Contractor(s)	Start Period (Fiscal Year and Quarter)	Estimated Costs
Manufacturing process development and production of non-GMP and GMP drug substance	[****]	[****]	[****]
GLP non-clinical toxicology testing	[****]	[****]	[****]
Manufacture and process development of drug product and clinical study materials	[****]	[****]	[****]
Phase I clinical testing	[****]	[****]	[****]
Phase II clinical testing	TBD	[****]	[****]
Phase III clinical testing	TBD	[****]	[****]
Other	Various	[****]	[****]
Total			[****]

Note: Government fiscal year runs April 1 - March 31.

[****] This text has been redacted pursuant to a confidential treatment request made pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

FORM E - 5 - OTHER COSTS BREAKDOWN

APPLICANT NAME: MIGENIX INC

PROJECT TITLE: 7720-488039

Other Cost	Start Period (Fiscal Year and Quarter)	Estimated Costs
1. [****] 2. 3.
Total		[****]

Note: Government fiscal year runs April 1 - March 31.

[****] This text has been redacted pursuant to a confidential treatment request made pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.0

Non-eligible / Non-supported Activities

Not applicable.

8.0

Project Timelines

See Form A – Gantt Chart

ANNEX A

FORM A - GANTT CHART

PROPONENT NAME: Migenix Inc.

PROJECT NUMBER: 7720-488039

MX-2401 Development Timelines: Critical Path to Market Approval

cSSSIs = complicated skin and skin structure infections

Additional studies may be done in support of indications other than cSSSIs (most likely after the Phase II cSSSI results). The actual clinical development plan will evolve during the Work Phase of the project.

Market approval will initially be sought in Canada and the United States in cSSSIs with approvals sought for further indications and other countries post approval cSSSIs. See attachment “List of Milestones and Targets for Determining Success”.

The following is a high level development timeline showing the critical path to obtaining marketing approval in Canada and the

United States for cSSSI’s:

[****]

[****] This text has been redacted pursuant to a confidential treatment request made pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE 3 - CLAIMS AND TPC PROJECT COSTS PRINCIPLES

A - CLAIMS

1. The Minister will pay the Contribution to the Proponent, in respect of Eligible Costs incurred, on the basis of claims which will:

(a) be submitted on a quarterly basis (“Claim Period”), except for the first claim which will cover a longer period going back to December 3, 2003;

(b) be submitted on TPC claim forms, within forty-five (45) days of the end of each Claim Period;

(c) be accompanied with details of all costs being claimed, which will be substantiated by such documents as may be required by the Minister and presented in accordance with the structure and the milestones contained in the Statement of Work in Schedule 2.

(d) be certified by the chief financial officer of the Proponent or other person satisfactory to the Minister;

(e) be accompanied by a report on the progress made in carrying out the Project during the Claim Period, containing such information as mentioned in the section of Schedule 5 (Reporting Requirements) entitled Claim Reports;

(f) include a deduction for Eligible Costs included in a previous claim but which have not been paid by the Proponent within ninety (90) days of such claim.

2. In regard to paragraph 1(f) above, the Minister may request at any time that the Proponent provide satisfactory evidence to demonstrate that Eligible Costs have been paid.

3. Within one hundred and twenty (120) days of the submission of the final claim, the

Proponent shall submit an itemized statement certified by the Proponent’s chief financial officer attesting to the Eligible Costs for the entire Project having been incurred and paid.

B - TPC PROJECT COST PRINCIPLES

1. GENERAL PRINCIPLE

The total Eligible Costs of the Project shall be the sum of the applicable direct and ind irect costs which are, or are to be reasonably and properly incurred and/or allocated, in the performance of the Project, less any applicable credits.

These costs shall be determined in accordance with the Proponent’s cost accounting system as accepted by the

Minister and applied consistently over time.

2. DEFINITION OF REASONABLE COST

(1) A cost is reasonable if, in nature and amount, it does not exceed that which would be incurred by an ordinary prudent person in the conduct of a competitive business.

(2) In determining the reasonableness of a particular cost, consideration shall be given to:

(a) whether the cost is of a type generally recognized as normal and necessary for the conduct of the

Proponent's business or performance of the Project;

(b) the restraints and requirem ents by such factors as generally accepted sound business practices,

arm's length bargaining, federal, provincial and local laws and regulations, and Agreement terms;

(c) the action that prudent business persons would take in the circumstances, considering their responsibilities to the owners of the business, their employees, customers, the Government and public at large;

(d) significant deviations from the established practices of the Proponent which may unjustifiably increase the Eligible Costs; and

(e) the specifications, delivery schedule and quality requirements of the particular Project as they affect costs.

3. DIRECT COSTS

There are three categories of direct costs:

(a) Direct Material Cost meaning the cost of materials which can be specifically identified and measured as having been used or to be used for the performance of the Project and which are so identified and measured consistently by the Proponent's cost accounting system as accepted by the

Minister.

(i.) These materials may include, in addition to materials purchased solely for the Project and processed by the Proponent, or obtained from subcontractors, any other materials issued from the Proponent's general stocks.

(ii.) Materials purchased solely for the Project or subcontracts shall be charged to the Project at the net laid down cost to the Proponent before cash disco unts for prompt payment.

(iii.) Materials issued from the Proponent’s general stocks shall be charged to the Project in accordance with the method as used consistently by the Proponent in pricing material inventories.

(b) Direct Labour Cost meaning that portion of gross wages or salaries incurred for activities which can be specifically identified and measured as having been performed or to be performed on the

Project and which is so identified and measured consistently by the Proponent’s cost accounting system as accepted by the Minister.

(c) Other Direct Costs meaning those applicable costs, not falling within the categories of direct material or direct labour, but which can be specifically identified and measured as having been incurred or to be incurred in performance of Project activities and which are so identified and measured consistently by the Proponent’s costing system as accepted by the Minister.

4. INDIRECT COSTS

(1) Indirect Costs (overhead) meaning those costs which, though necessarily having been incurred during the period of the performance of the Project activities for the conduct of the Proponent’s business in general,

cannot be identified and measured as directly applicable to the Project.

(2) These Indirect Co sts may include, but are no t necessarily restricted to, such items as:

(a) indirect materials and supplies (*);

(b) indirect labour;

(c) fringe benefits (the Proponent’s contribution only);

(d) service expenses: expenses of a general nature such as power, heat, light, operation and maintenance of general assets and facilities;

(e) fixed/period charges: recurring charges such as property taxes, rentals and reasonable provision for depreciation;

(f) general and administrative expenses: including remuneration of executive and corporate officers,

office wages and salaries and expenses such as stationery, office supplies, postage and other necessary administration and management expenses;

(g) selling and marketing expenses associated with the products or services being acquired under the

Agreement;

(h) general research and development expenses as considered applicable by the Minister.

* For supplies of similar low-value, high-usage items the costs of which meet the above definition of Direct

Material Costs but for which it is economically expensive to account for these costs in the manner prescribed for direct costs, then they may be deemed to be indirect costs for the purposes of the Project.

5. ALLOCATION OF INDIRECT COSTS

Indirect costs shall be accumulated in appropriate indirect cost pools, reflecting the Proponent’s organizational or operational lines and these pools subsequently allocated to the Project or contracts, in accordance with the following two principles:

(a) the costs included in a particular indirect cost pool should have a similarity of relationship with the Project or contracts, as applicable, to which that indirect cost pool is subsequently distributed; further, the costs included in an indirect cost poo l should be similar enough in their relationship to each other that the allocation of the total costs in the pool provides a result which would be similar to that achieved if each cost within that pool were separately distributed;

(b) the allocation basis for each indirect cost pool should reflect, as far as possible, the causal relationship of the pooled costs to the Project to which these costs are distributed.

6. CREDITS

The applicable portion of any income, rebate, allowance, or any other credit relating to any applicable direct or indirect costs, received by or accruing to the Proponent, shall be credited to the Eligible Costs.

7. NON-APPLICABLE COSTS

Notwithstanding that the following costs may have been or may be reasonably and properly incurred by the Proponent during the performance of Project activities, they are considered non-applicable costs to the Project:

(a) allowance for interest on invested cap ital, bonds, debentures, bank or other loans together with related bond discounts and finance charges;

(b) legal, accounting and consulting fees in connection with financial reorganization, security issues, capital stock issues, obtaining of patents and licenses and prosecution of claims against the Minister;

(c) losses on investments, bad debts and expenses for the collection thereof;

(d) losses on other projects or contracts;

(e) federal and provincial income taxes, excess profit taxes or surtaxes and/or special expenses in connection therewith;

(f) provisions for contingencies;

(g) premiums for life insurance on the lives of officers and/or directors where proceeds accrue to the Proponent;

(h) amortization of unrealized appreciation of assets;

(i) depreciation of assets paid for by the Minister;

(j) fines and penalties;

(k) expenses and depreciation of excess facilities;

(l) unreasonable compensation for officers and employees;

(m) product development or improvement expenses not associated with the product being acquired under the Project;

(n) advertising, except reasonable advertising of an industrial or institutional character placed in trade, technical or professional journals for the dissemination of information for the industry or institution;

(o) entertainment expenses;

(p) donations except those to charities registered under the Income Tax Act;

(q) dues and other memberships other than regular trade and professional associations;

(r) fees, extraordinary or abnormal for professional advice in regard to technical, administrative or accounting matters, unless approval from the Minister is obtained.

ADDENDUM TO TPC PROJECT COST PRINCIPLES

A Intellectual Property Protection

Notwithstanding section 7(b) above, legal, accounting and consulting fees in connection with the obtaining of patents and statutory protection of other elements of the Intellectual Property are Eligible Costs.

B SR&ED Method of Calculating Labour and Overhead Allowance (if applicable)

Notwithstanding the provisions on Direct Labour Costs and Indirect Costs contained above, in the event that it is mentioned in the Statement of W ork that the Canada Revenue Agency policy on Scientific Research and Experimental Development has been chosen by the Proponent as a proxy for Overhead calculations for this Pro ject, please see the attached guide, TPC Overhead Proxy.

TPC Overhead Proxy

Calculating the Prescribed Proxy Amount for Eligible Overhead Expenditures, A Summary of CRA T4088(E)

Rev.03 Guide to Form T661 - Claiming Scientific Research and Experimental Development Expenditures

http://www.cra-arc.gc.ca/E/pub/tg/t4088/README.html.  This summary has been prepared to outline the major elements of calculating the prescribed proxy amount (PPA). In case of disagreement between this summary and the

SR&ED rules, SR&ED will apply.

In lieu of standard PWGSC direct labour and overhead negotiations, TPC clients may choose to follow the SR&ED rules. Under this method, rather than specifically identifying and allocating incremental overhead expenditures to the Project, a PPA for eligible overhead costs may be calculated based on a fixed percentage of the salaries or wages, or portion thereof, of the employees directly engaged in the Project. The base will include wages/salaries as well as normal sick and vacation leave and statutory holidays. It will not include expenditures for taxable benefits, as well as remuneration based on profits and bonuses, or related benefits (the employer’s share of EI, CPP or QPP, WCB or CSST, employee pension and medical plans).

The current SR&ED PPA rate is 65% of the base.

The PPA will cover overhead expenditures such as:

• the related benefits (employer’s share) of the approved wages/salaries

• office supplies

• general purpose office equipment

• heat, water, electricity and telephones

• support staff salaries or wages

• travel and training

• property taxes

• maintenance and upkeep of Project premises, facilities or equipment

• any other eligible expenditures, not specifically identified in the Statement of Work, that are incremental costs as a result of the approved Project activity.

Note, there are rules that limit the amount of wage/salary costs of specified employees that can be included in the base. For year 2002, the maximum amount is $97,750 per specified employee. Specified employees are those employees who do not deal at arm’s length with the employer or who own directly or indirectly, at any time during the year, 10% or more of the issued shares of any capital stock of the employer or of any corporation related to the employer.

The following table highlights the types of activity that should be included in calculating the base as well as applicable limits.

Calculating the Prescribed Proxy Amount Base

Include the Portion of Wages/Salaries for Time spent on the Project of:	Do Not Include:

Employees directly engaged in the Project, based on

such tasks as:

• preparing equipment and materials for

experiments, tests and analysis (but not for

maintaining equipment);

• experimenting, testing and analysing;

• collecting data for experimentation and analysis;

and,

• directing the course of the ongoing Project

activities being claimed for the year.

Other employees’ time is also considered to be directly

engaged in the Project to the extent the following tasks

are required as part of the SOW:

• recording measurements, making calculations and preparing charts and graphs;

• conducting statistical surveys and interviews;

• preparing computer programs; and,

• working in areas of engineering or design,

operations research, mathematical analysis and

psychological research.

Supervisors or managers time spent directly involved

in the technical asp ects of the Project.

Note: employees who spend all or substantially all of

their time (90%) on SOW activities are considered to

spend all of their time on the Project.

Employees providing a service to Project staff including clerks, secretaries and receptionists engaged in activities in such areas as accounting, payroll, finance, legal, shipping, inventory control, maintenance and word processing.

Time managers and supervisors spend on the non technical management aspects of activities such as long-term decision making, contract administration and other decision-making functions that do not directly influence the Project activities.

Usually, do not include work performed beyond the first-line supervision level.

For a specified employee, the maximum amount of salary that can be included in the base is limited to 75% of salary/wage costs, regardless of the share of time working on the Project exceeds this amount. This amount is further restricted, to be the lessor of the prior calculation or the following formula:

2.5 times the Maximum Pensionable Earnings (for CPP purposes, $39,100 for year 2002) times the number of days in the taxation year that the person is employed by the client divided by 365.

SCHEDULE 4 - CONTRACTUAL BENEFITS

A - PAYMENTS TO MINISTER

1. Definitions

"Gross Business Revenues" means all revenues, receipts, monies and other considerations of whatever nature received by the Proponent, whether in cash, or by way of benefit, advantage, or concession, and without deductions of any nature, but net of any returns or discounts actually credited and any sales, excise, ad valorem or similar taxes paid but without deduction for bad debts or doubtful accounts, as determined in accordance with generally accepted accounting principles, applied on a consistent basis.

“Royalty Period” means the period during which royalties will accrue, as specified in paragraph 2.2 below

2. Royalty Payments

2.1 Royalty Rate and Royalty Basis

The royalties shall be based on gross corporate business revenues (“the Gross Business Revenues”) reported in the Proponent’s audited financial statements. No royalties derived from R&D Collaborative Revenues or Milestone Payments shall be payable. R&D Collaborative Revenues or Milestone Payments consist of nonrefundable R&D funding under collaborative agreements with the Proponent’s strategic partners. This funding generally compensates the Proponent for nonclinical and clinical expenses related to the collaborative development program for certain product candidates of the Proponent’s R&D program and is recognized form time to time, as revenue when R&D activities are performed. Such revenues are not derived from commercialization of resulting products or their derivatives (either by the Proponent or other parties) and they shall not be subject to royalties under this Agreement.

In the event that the Proponent is not declared to be in default under this agreement and if the Proponent fails, through no fault of his own, to attain the tasks set forth in the Statement of Work (Schedule 2) that are described but are not limited to those set forth below, and the Project fails, as solely assessed by the Minister, no royalties shall be payable.

Determination of failure or success: Factors that will be used to determine failure or success of the project would include (but are not limited to) the Proponent’s drug candidate MX-2401 passing through all phases of clinical trials, receiving regulatory approval from Health Canada and the US FDA, and its manufacturing proving to be commercially feasible. The Minister will establish the factors as appropriate, upon due consideration of all relevant information and the Minister will use these factors in the determination of failure or success.

The royalty rate shall be 1.75 per cent of the Gross Business Revenue. Once the Cumulative Royalties of $20.264 million have accrued, the royalty rate shall be 1.2 per cent of the Gross Business Revenues

2.2 Royalty Period

The royalty period shall start on April 1, 2008 and shall end on March 31, 2019. From April 1, 2008 until the Minister determining success or failure of the Project (currently estimated to occur between [****]), the royalties shall accrue but they shall not be payable. Upon determination of the Project’s success, the accrued amount shall become payable and due within 60 days upon written notice issued on behalf of the Minister.

The cumulative amount of royalties payable (“the Cumulative Royalties”) shall be $20.264 million. Until March 31, 2019, the Cumulative Royalties shall not apply. Under no circumstances, shall the maximum cumulative amount of royalties exceed $30.4 million. If by April 1, 2019, the Cumulative Royalties have not accrued, the Company shall continue to pay the royalties at 1.75% of the Gross Business Revenue, until the Cumulative Royalties accrue or until March 31, 2023, whichever occurs first.

2.3 Royalty Statements and Payments

The Proponent will provide to the Minister an annual statement of the Gross Business Revenues, certified by the Proponent’s Chief Financial Officer, within four (4) months of the end of each company fiscal year April 30, together with the related royalty payment. The first statement and related royalty payment must be provided to the Minister by April 1, 2011 in accordance with Article 2,2 above and each year thereafter in regard to the previous fiscal year. Payments shall be made by cheque to the order of the Receiver General and sent to the Minister.

2.4 Late Payments

The Proponent will pay interest on overdue royalty payments, at the Interest Rate, from the date on which the royalty payment is due, until payment in full is received by the Minister. Such interest is payable without notice to the Proponent, and in addition to any remedies of the Minister for default by the Proponent.

[****] This text has been redacted pursuant to a confidential treatment request made pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3. Changes in regard to Company’s Business

3.1 The Proponent shall notify the Minister should the business carried out by the Proponent be split so as to be carried out in part by other persons.

3.2 In the event that part of the Proponent’s business is carried out by related persons (subsidiaries or otherwise affiliated), the same royalty base shall continue to apply and the Proponent shall have the related persons involved report their gross revenues to the Minister and the Proponent shall make, or continue to make, as the case may be, payments to the Minister as if the Proponent’s business had not been split. The audit rights of the Minister as mentioned in Section 5 of the General Conditions shall extend to these related persons and the Proponent shall ensure that such audit rights may be exercised by the Minister.

3.3 In the event that part of the Proponent’s business is carried out by an unrelated person, the royalty rate shall be increased so that the Minister is receiving comparable royalties as if that part of the Proponent’s business had remained with the Proponent. After due consultation with the Proponent, the Minister shall make a determination as to the increased royalty rate. In the event that the Proponent disagrees with such increased rate, the Proponent may refer the matter to arbitration under the federal Commercial Arbitration Act, within 45 days of being notified of the new rate by the Minister.

B - CONTRACTUAL BENEFITS TO CANADA

1. Work in Canada

(a) Unless otherwise agreed to in writing by the Minister, the Proponent will ensure that the Intellectual Property is exploited through the production in Canada of resulting products until the end of the Royalty Period as set out in section 2.2 of this schedule, except for provisions set forth in Article 8.6 of this Agreement.

(b) The Proponent will not, without the prior written consent of the Minister, grant any right to the production of resulting products or transfer title to any of the Intellectual Property outside of Canada, except the licence or sublicence in conjunction with the sale of resulting products, and will impose the same restriction on all licensees or transferees.

(c) The expression “resulting products” as used in paragraph (a) and (b) above means products, including services, resulting from the use of the Intellectual Property.

SCHEDULE 5 - REPORTING REQUIREMENTS

1. Claim Reports

Whenever the Proponent submits a claim, it shall attach to the claim a progress report containing:

(a) a description of the progress made in the fulfilment of the Statement of Work during the Claim Period, detailed by Activity as defined in the Statement of Work;

(b) a statement of milestones achieved, if any, during the Claim Period;

(c) an assessment of any significant delay in completing the Project or the attainment of any milestone identified in the Statement of Work, the reasons for such delay, and mitigation measures being taken;

(d) the Proponent’s revised projections of Project cash flows for the current Fiscal Year, except that in cases where the Claim Period is monthly, this information is to be provided on March 31st, July 31st and November 30th of each year.

No claim for the Contribution will be processed unless and until such report is provided to the Minister.

2. Annual Review

Unless otherwise agreed to, the parties shall meet at least once annually during the Project period, at a mutually agreeable time, to review the progress of the Project.

3. Project Progress Reports

At least one (1) month prior to the date set for the Annual Review meeting mentioned in section 2 above, the Proponent shall provide the Minister with a written progress report containing:

(a) a description of the progress in completion of the Project activities, in comparison with the schedule and milestones contained in the Statement of Work and the related Project expenditures for that segment of Project activities;

(b) the Proponent’s revised cost breakdown for the Project, including an estimated cost breakdown by major activity and by Fiscal Year; and

(c) an indication of any delay in completing the Project and the reasons for such delay, together with the Proponent’s revised schedule and any proposed revisions to the Statement of Work;

4. Annual Information Updates

By February 15, 2006, and by the same date each year thereafter until this Agreement ends in accordance with section 7 of the General Conditions, the Proponent shall provide the following information updates to the Minister:

(a) an update of the projected and actual repayments to the Minister, as set out in Form TPC-1 (Report on Estimated & Actual Repayments to the Minister) attached hereto, together with an explanation of any significant changes from the last update.

(Note: Once the repayment period starts, this update shall be provided annually at the time of making repayment, in accordance with the provisions entitled “Payments to Minister” in Schedule 4)

(b) an update of projected and actual person years (PYs), as set out in Form TPC-2 (Report on Job Creation and Maintenance) attached hereto, together with an explanation of any significant changes from the last update;

(c) an update of other representations and expected results as set out in Form TPC-3 (Report on Other Representations & Expected Results) attached hereto, together with an explanation of any significant changes from the last update;

(d) an update of investment leverage, as set out in Form TPC - 4 (Report on Investment Leverage) attached hereto, together with an explanation of any significant changes from the last update;

(e) an update on sustainable development impacts, as set out in Form TPC - 5 (Report on Sustainable Development Impacts) attached hereto, together with an explanation of any significant changes from the last update;

(f) a summary of the progress made in the fulfilment of specific commitments in regard to contractual benefits to Canada identified in Schedule 4.

5. Annual Financial Statements

The Proponent shall provide the Minister with a copy of its annual audited financial statements within four (4) months of the end of each of the Proponent’s fiscal years.

FORM TPC - 1

EPORT ON ESTIMATED & ACTUAL REPAYMENTS TO THE MINISTER

PROPONENT: Migenix Inc.

PROJECT NO.: 7720-488039

1	2	3	4
YEAR ENDING (04/30/YY)	ESTIMATED PAYMENT (in $000)	ACTUAL PAYMENT (in $000)	DUE DATE (09/01/YY)
2009	[****]		2011
2010	[****]		2011
2011	[****]		2011
2012	[****]		2012
2013	[****]		2013
2014	[****]		2014
2015	[****]		2015
2016	[****]		2016
2017	[****]		2017
2018	[****]		2018
2019	[****]		2019
2020	[****]		2020
2021	[****]		2021
2022	[****]		2022
2023	[****]		2023
Total	[****]

SIGNATURE OF AUTHORIZED OFFICER: “Arthur J. Ayres”_______________________________________

REPORT DATE: “March 31, 2005”

The Proponent certifies that the initial repayment projections provided at the time of the Agreement, and as may be revised from time to time per the requirements of Schedule 5, represent reasonable estimates of the repayments that the Minister can expect from this Project, as they could be determined at any particular time. The Minister recognizes that those estimates may vary through time, due to factors over which the Proponent has little or no control.

[****] This text has been redacted pursuant to a confidential treatment request made pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

FORM TPC - 2

REPORT ON JOB CREATION AND MAINTENANCE

PROPONENT: Migenix Inc.

PROJECT NO.: 7720-488039

GENERAL INSTRUCTIONS

The intent of this schedule is to identify the number of PYs expended on Project related activities during any one year of the duration of the Agreement, according to category of employment. Both part-time and full-time employees should be claimed, as employment of all types represents a Project benefit. Part-time work should be converted into PY units on the basis normally used by the Proponent provided it is between 1800 and 2000 hours of work paid in a given year.

1. Data is to be provided based on a 52 week calendar year and should be expressed in PY units.

2. Direct PYs are to be counted. The term “direct PY” relates to the work performed in Canada by employees of the proponent.

Only those direct PYs which result from the project are to be counted. Work performed outside of Canada by Canadian employees is not to be included except for eligible activities performed as part of the Statement of Work during the Work

Phase. Reported PYs may be performed by existing staff or by new hires. These PYs are normally located in the Proponent’s facility and involve an eligible operation or activity supported by the industrial assistance program. During the Benefits

Phase, these PYs normally pertain to production/distribution activities associated with the supported facility, product or processes of the proponent.

3. Indirect PYs refer to work performed in Canada as a result of the project by employees who are not employed by the

Proponent, and normally at a location other than the Proponent’s facility. Apart from the following two exceptions, indirect

PYs are never to be included in the PY count:

1) Sub-contracted PYs in the Work phase of R&D/innovation projects are included in the PY count,

provided that the related activity is explicitly set out in the Statement of Work in the Contribution

Agreement.

2) Benefit phase production PYs of related entities to the Proponent are included in the PY count,

provided that the Contribution Agreement explicitly includes PY reporting requirements on the parties concerned and provides the Minister access to the related facilities for monitoring purposes.

4. Reporting during the Work phase requires a yearly breakdown by category of employment. Reporting during the Benefits phase requires the average number of PYs during this phase by category of employment.

PART 1 : WORK PHASE - Data compiled as of : December 31,______
CATEGORY OF EMPLOYMENT		TOTAL NUMBER OF PERSON YEARS
		ESTIMATE	ACTUAL
A]	KNOWLEDGE-BASED Yr 1 ending 12/31/04 (SCIENCE, ENGINEERING & Yr 2 ending 12/31/05 TECHNICAL) Yr 3 ending 12/31/06 Yr 4 ending 12/31/07 Yr 5 ending 12/31/08	[****] [****] [****] [****] [****]
B]	MANAGEMENT & ADMINISTRATION Yr 1 ending 12/31/04 Yr 2 ending 12/31/05 Yr 3 ending 12/31/06 Yr 4 ending 12/31/07 Yr 5 ending 12/31/08	[****] [****] [****] [****] [****]
C]	SUB-CONTRACTED WORK Yr 1 ending 12/31/04 Yr 2 ending 12/31/05 Yr 3 ending 12/31/06 Yr 4 ending 12/31/07 Yr 5 ending 12/31/08	[****] [****] [****] [****] [****]
	TOTAL Yr 1 ending 12/31/04 Yr 2 ending 12/31/05 Yr 3 ending 12/31/06 Yr 4 ending 12/31/07 Yr 5 ending 12/31/08	[****] [****] [****] [****] [****]
PART 2 - BENEFIT PHASE - Data compiled as of : December 31, _____
CATEGORY OF EMPLOYMENT		NUMBER OF PERSON YEARS
		ESTIMATED AVERAGE NUMBER OF PERSON YEARS FOR DURATION OF BENEFIT PHASE	ACTUAL PERSON YEARS FOR REPORTING PERIOD
A]	KNOWLEDGE-BASED (SCIENCE, ENGINEERING &TECHNICAL)	[****]
B]	GENERAL PRODUCTION	[****]
C]	MANAGEMENT, ADMINISTRATION, MARKETING, SALES & SUPPORT	[****]
	TOTAL	[****]

SIGNATURE OF AUTHORIZED OFFICER: “Arthur J. Ayres”

REPORT DATE: “March 31, 2005”

The Proponent certifies that the initial employment projections presented at the time of the Agreement, and as may be revised from time to time per the requirements of Schedule 5, represent reasonable estimates of the employment benefits that the Minister can expect from this Project, as they could be determined at any particular time. The Minister recognizes that those estimates may vary through time, due to factors over which the Proponent has little or no control.

[****] This text has been redacted pursuant to a confidential treatment request made pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

FORM TPC - 3

REPORT ON OTHER REPRESENTATIONS & EXPECTED RESULTS

PROPONENT: MIGENIX Inc.

PROJECT NO.: 7720-488039

Other representations and expected results include:

1.

PATENTS: [are there any patents that are expected to result from the development work of the Project]

2.

ACQUISITION OF TECHNOLOGY: [is the Proponent planning to acquire intellectual property rights, technology, or know-how essential to the success of the Project]

3.

CORPORATE MANDATES: [specify any new or enhanced mandates expected]

4.

OTHER SIGNIFICANT REPRESENTATIONS/EXPECTED RESULTS:  [strategic alliances or partnerships, new applications of technology, technology diffusion, etc.]

DESCRIPTION OF EXPECTED RESULT/ REPRESENTATION	PLANNED / REVISED DATE	STATUS / ACTUAL DATE

1.  TBD – IP counsel has advised us that we should not project new patents that could occur.

2. Not expected

3. Not known

4. Development and Commercialization Partnership – United States / North America

I will send date

SIGNATURE OF AUTHORIZED OFFICER: “Arthur J. Ayres”

REPORT DATE: “March 31, 2005”

The Proponent certifies that the initial projections presented at the time of the Agreement, and as may be revised from time to time per the requirements of Schedule 5, represent reasonable estimates of the benefits that the Minister can expect from this Project, as they could be determined at any particular time.  The Minister recognizes that those estimates may vary through time, due to factors over which the Proponent has little or no control.

FORM TPC - 4

REPORT ON INVESTMENT LEVERAGE

PROPONENT: Migenix Inc.

PROJECT NO.: 7720-488039

This form estimates all costs incurred in Canada and investment that may be leveraged by TPC funds.  These include:

a)

ELIGIBLE SUPPORTED COSTS:  Those costs incurred by the Proponent and towards which TPC provides financial support.

b)

OTHER PROJECT RELATED COSTS (INCLUDING POST WORK PHASE INVESTMENT): Other non-recurring costs incurred in Canada that are directly related to the project.  This would include items such as cost overruns but would not include costs prior to the date indicated in Article 4.2. For example, a project may include capital costs (for land and building) that are not eligible for TPC support, but which the company will incur directly related to the project.

Post work phase investment refers to any additional non-recurring, post work phase, project related investment in Canada by the Proponent (e.g. non-recurring related to production facilities, marketing and distribution activities, etc...). For example, a company may have to build new production lines, or create a new marketing team, or establish a new distribution line/network for the resulting product/technology.

c)

OTHER INVESTMENT:  Other investment unrelated to the specific project but included in the contractual commitments made by the Proponent. For example, a company may commit to construction of a building as a condition of receiving a TPC investment, although the building is not directly part of the project.

ESTIMATES ($ 000)				ACTUAL ($ 000)
(1) Year (Ending Mar. 31)	(2) Eligible Supported Costs	(3) Other Project Related Costs	(4) Other Investment	(1) Eligible Supported Costs	(2) Other Project Related Costs	(3) Other Investment
2004	[****]	[****]	[****]
2005	[****]	[****]	[****]
2006	[****]	[****]	[****]
2007	[****]	[****]	[****]
2008	[****]	[****]	[****]
2009	[****]	[****]	[****]
2010	[****]	[****]	[****]
2011	[****]	[****]	[****]
2012	[****]	[****]	[****]
Total	[****]	[****]	[****]

SIGNATURE OF AUTHORIZED OFFICER: “Arthur J. Ayres”

REPORT DATE: “March 31, 2005”

The Proponent certifies that the initial projections presented at the time of the Agreement, and as may be revised from time to time per the requirements of Schedule 5, represent reasonable estimates of the benefits that the Minister can expect from this Project, as they could be determined at any particular time.  The Minister recognizes that those estimates may vary through time, due to factors over which the Proponent has little or no control.

[****] This text has been redacted pursuant to a confidential treatment request made pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

FORM TPC - 5

REPORT ON SUSTAINABLE DEVELOPMENT BENEFITS

PROPONENT: Migenix Inc.

PROJECT NO.: 7720-488039

On a full life cycle basis (from design through manufacture/operation and decommissioning or disposal/recycling), the technologies that are to be developed during the course of this R&D project are expected to provide the following downstream Sustainable Development benefits (over existing industrial practices) as they are incorporated into the commercial activities of the firm.

Benefits	Significant	Moderate	Minor/None
Reduced energy consumption (i.e. efficiency of use) or increased energy production through sustainable means (i.e. efficiency of generation)			X
Increased supply of energy from renewable sources			X
Reduced water consumption or increased supply of clean water			X
Reduced consumption of raw materials or manufactured materials (reduced material intensity)			X
Reduced production and/or release of pollutant species of any kind to the atmosphere			X
Reduced production and/or release of pollutant species of any kind to receiving waters			X
Reduced production and/or disposal of solid wastes to the land			X
Reduced usage and/or production and/or disposal of hazardous/toxic substances			X
Remediation or rehabilitation of contaminated land or water			X

SCHEDULE 6 - PROJECT FACT SHEET FOR NEWS RELEASE

Program: Technology Partnerships Canada	Project No.: 7720-488039
Name & Address of Proponent: Migenix Inc. 3650 Wesbrook Mall Vancouver, BC	Proponent Contact: Arthur Ayres Name: Chief Financial Officer Telephone: 604-221-9666 ext. 233 Fax: 604-221-9688
Project Location: Vancouver, BC	Project Type: Pre-competitive development
Industrial Sector: Enabling Technology - Biotechnology	Project Purpose: Develop and commercialize an innovative drug target aimed at battling bacterial diseases.
Authorized Assistance: $9,265,620

Project Description and Anticipated Results:

Vancouver, BC, CANADA– MONTH TBD, 2005 – MIGENIX Inc. (TSX: MGI; OTC: MGIFF), a clinical-stage developer of drugs for infectious and degenerative diseases, has been awarded $9.5 million in funding from the Government of Canada’s Technology Partnerships Canada (TPC) program to support the development of MX-2401, a novel, lipopeptide antibiotic under development for the treatment of serious hospital-acquired bacterial infections. The funding was announced today during a speech in Vancouver by the Honourable David Emerson, Minister of Industry.

This investment is conditionally repayable as a royalty from MIGENIX’s post commercialization revenues beginning in about 2011. These TPC funds will fund approximately 26 per cent of the research and development costs in the MX-2401 development program over the next 3 years. "We're honoured to be selected by the Government of Canada to be a recipient of this funding. This investment will allow us to advance development of MX-2401 in hospital acquired bacterial infections, an area of unmet medical need worldwide," stated Jim DeMesa, M.D., President and CEO of MIGENIX.

The Honourable David Emerson, Minister of Industry, stated,”TBD”